Exhibit 99.2

Source Interlink Reports Fiscal 2009 First Quarter Results

– Fulfillment Businesses Continue to Build Scale, Gain Market Share;

Digital Platform Gaining Traction for Media Segment –

BONITA SPRINGS, FL, June 5, 2008 – Source Interlink Companies, Inc. (Nasdaq: SORC), one of the largest publishers of magazines and online content for enthusiast audiences and a leading distributor of DVDs, CDs, magazines, games and books, today announced financial results for the fiscal 2009 first quarter ending April 30, 2008.  Adjusted income from continuing operations for the fiscal 2009 first quarter totaled $9.6 million, or $0.18 per diluted share, up 80 percent over the prior year on a per share basis.

	Adjusted Results* ($ in millions)			GAAP Results ($ in millions)
	1Q09	1Q08	% Change	1Q09	1Q08	% Change

Revenue	$615.2	$475.4	29.4%	$614.4	$475.4	29.2%
Periodical Fulfillment	269.5	244.6	10.2%	269.5	244.6	10.2%
DVD/CD Fulfillment	228.6	230.8	(1.0)%	228.6	230.8	(1.0)%
Source Interlink Media	124.2	—	—	123.3	—	—
Eliminations	(7.1)	—	—	(7.1)	—	—

Operating Income	$36.9	$12.2	203.9%	$(251.2)	$8.8	(2950.4)%
Income from continuing operations	$9.6	$5.2	84.9%	$(280.8)	$3.2	(8838.1)%
EPS - Diluted	$0.18	$0.10	80.0%	$(5.37)	$0.06	(9050.0)%

*Please see “Financial Highlights” section of this press release for definition and reconciliation of non-GAAP financial measures.

“Source delivered solid first quarter results as we continue to execute our strategy amidst a challenging economic environment. We are gaining market share in our fulfillment businesses and the synergies we are recognizing across our platform are contributing to improving EBITDA margins. Gains from these efforts and continued growth in our digital platform were offset by the soft advertising market affecting our publishing division,” said Michael R. Duckworth, Chairman of Source Interlink. “Overall, the Company is executing to plan and is positioned for improvement when the economy rebounds.”

Financial Highlights

Adjusted income from continuing operations for the fiscal 2009 first quarter totaled $9.6 million, or $0.18 per diluted share. Adjusted revenue totaled $615.2 million.  Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) for the quarter totaled $44.4 million, a 175.3% increase over the same period last year. Adjusted operating income for the first quarter totaled $36.9 million, an increase of 203.9% over the prior year quarter. Adjusted operating margins increased to 6.0% from 2.6%.  GAAP loss from continuing operations for the fiscal 2009 first quarter totaled ($280.8) million, or ($5.37) per diluted share, compared to a fiscal 2008 first quarter income of $3.2 million, or $0.06 per diluted share.

The reported GAAP loss from continuing operations in the quarter includes a non-cash impairment charge of $270.8 million, or $5.18 per share, for goodwill and indefinite-lived tradenames related to certain reporting units of our SIM operating segment.  This impairment charge was a result of our fiscal year 2009 FAS 142 first quarter impairment analysis. This determination was based largely on management’s projections regarding the revenues and profitability of the Media reportable segment as well as the effects of the recent credit market changes, the continued economic downturn and the related effects on advertising and consumer discretionary spending. The charge was measured on the basis of comparison of estimated fair values with corresponding book values and relates primarily to goodwill and tradenames recorded in connection with our acquisition of SIM.  These fair values were determined in accordance with Company policy as well as FAS 142 and other relevant guidance

GAAP revenue for fiscal 2009 first quarter increased $139.0 million or 29.2% to $614.4 million compared to the prior year total GAAP revenue of $475.4 million. The increase in revenue year-over-year is due, in large part, to the SIM acquisition and an exclusive deal inside the Periodical Fulfillment Segment.

The Company uses both Generally Accepted Accounting Principles (GAAP), and non-GAAP or adjusted financial measures, to evaluate and report the results of its business.  A reconciliation of the non-GAAP financial measures to the comparable GAAP financial measure is available on the Company’s home page at www.sourceinterlink.com by selecting “Reconciliation of Non-GAAP Financial Measures.”

The Company provides non-GAAP or adjusted financial information in order to provide meaningful supplemental information regarding its operational performance and to enhance investors’ overall understanding of the Company’s current financial performance and prospects for the future. The Company believes that investors benefit from seeing its results “through the eyes” of management in addition to the GAAP presentation. Management measures segment and enterprise performance using measures such as those disclosed in this release. This information facilitates management’s internal comparisons to the Company’s historical operating results.

Non-GAAP or adjusted information allows for greater transparency to supplemental information used by management in its financial and operational decision making. This information is not in accordance with or an alternative for, GAAP in the United States. It excludes items, such as amortization of acquired intangible assets, impairment charges, charges incurred to consolidate and integrate distribution facilities of recently acquired businesses and non-cash stock-based compensation that may have a material effect on the Company’s net income and net income per share calculated in accordance with GAAP. Management monitors these items to ensure that expenses are in line with expectations and that its GAAP results are correctly stated but does not use them to measure the ongoing operating performance of the Company. The non-GAAP or adjusted information provided by the Company may be different from the non-GAAP or adjusted information provided by other companies.

GAAP and adjusted earnings per share were calculated on 52.6 million and 52.3 million diluted shares outstanding in the fiscal 2008 and 2009 first quarters, respectively.

See table below for reconciliation of GAAP financial results to adjusted amounts for the three month period ended April 30.  Adjusted Income from Continuing Operations was calculated utilizing a tax rate of three percent and 40 percent for the three months ended April 30, 2008 and April 30, 2007, respectively.

Q1 2009

	Operating Income					Income from
		DVD/CD	Periodical Fulfillment	Shared		Continuing
(in thousands)	Media	Fulfillment	Services	Services	Consolidated	Operations

GAAP	$(260.1)	$5.8	$9.8	$(6.7)	$(251.2)	$(280.8)
Adjustments:
Amortization of acquired intangibles	9.3	1.2	1.4	—	11.8	11.8
Deferred revenue	0.8	—	—	—	0.8	0.8
Integration, consolidation and relocation expenses	2.0	0.2	0.5	0.1	2.7	2.7
Write off of goodwill and tradename intangibles	270.8	—	—	—	270.8	270.8
Minority interest / accretion of A.com liability	—	—	—	—	—	0.4
Amortization of Bridge Facility fees	—	—	—	—	—	2.3
Write off of dead deal costs	—	—	—	1.9	1.9	1.9
Difference between GAAP and Adjusted tax rate	—	—	—	—	—	(0.3)

Adjusted	$22.9	$7.1	$11.7	$(4.7)	$36.9	$9.6

		DVD/CD	Periodical Fulfillment	Shared
(in thousands)	Media	Fulfillment	Services	Services	Consolidated

Adjusted operating income	$22.9	$7.1	$11.7	$(4.7)	$36.9
Depreciation and other amortization	2.9	2.2	1.9	0.9	7.8
Other income (expense)	—	—	(0.3)	(0.1)	(0.4)

Adjusted EBITDA	$25.8	$9.3	$13.2	$(3.9)	$44.4

Q1 2008

	Operating Income					Income from
		DVD/CD	Periodical Fulfillment	Shared		Continuing
(in thousands)	Media	Fulfillment	Services	Services	Consolidated	Operations

GAAP	$—	$6.6	$7.0	$(4.8)	$8.8	$3.2
Adjustments:	—	—	—	—		—
Amortization of acquired intangibles	—	1.9	1.3	—	3.2	1.9
Stock compensation expense	—	—	—	0.2	0.2	0.1
	—	—	—	—	—	—

Adjusted	$—	$8.5	$8.3	$(4.6)	$12.2	$5.2

		DVD/CD	Periodical Fulfillment	Shared
(in thousands)	Media	Fulfillment	Services	Services	Consolidated

Adjusted operating income	$—	$8.5	$8.3	$(4.6)	$12.2
Depreciation and other amortization	—	2.2	1.2	0.6	3.9
Other income	—	—	0.0	0.0	0.1
Adjusted EBITDA	$—	$10.6	$9.5	$(4.0)	$16.1

The table below reports free cash flow results on a comparative basis for the three month periods ended April 30 for fiscal years 2008 and 2009. Free cash flow is comprised of cash flow from operations on a GAAP basis, which includes changes in working capital, the net claiming activity relating to our RDA Advance Pay Program, less capital expenditures.

Free Cash Flow

	Three Months ended April 30,
	2008	2007

Cash provided by (used in) operating activities	$(12.4)	$6.9
Net claiming activity	$2.1	$4.3
Capital expenditures	$(8.6)	$(4.0)

Free cash flow	$(18.9)	$7.2

Segment Results

Source Interlink Media Segment – Source Interlink Media, formerly Enthusiast Media, was acquired on August 1, 2007. Results provided for prior periods are for comparative purposes only.

The Company’s Media segment reported adjusted revenue of $124.2 million, adjusted EBITDA of $25.8 million, gross margin of 73.1% and adjusted operating income of $22.9 million for the first quarter.  For comparative purposes only, revenue for the first quarter of last year was $134.5 million, adjusted EBITDA was $30.6 million and gross margin was 66.7%.

Periodical Fulfillment Services Segment – The Company’s Periodical Fulfillment Services segment, which includes segments previously referred to as Magazine Fulfillment and In-Store Services segments, reported GAAP revenue of $269.5 million compared with $244.6 million in the prior year first quarter, an increase of approximately 10.2%. GAAP gross profit margins remained consistent, decreasing slightly from 24.3% in the prior year period to 24.2% in the current period. Adjusted operating income increased 41.3% to $11.7 million in the fiscal 2009 first quarter. Adjusted EBITDA for the segment during the first quarter was $13.2 million, an increase of $3.8 million or 39.6% as compared to the prior year first quarter.

DVD and CD Fulfillment Segment – The DVD and CD Fulfillment segment reported GAAP revenue of $228.6 million, gross margin of 17.1% and adjusted operating income of $7.1 million for the first quarter. Net revenue for the fiscal 2009 first quarter was $228.6 million, a decrease of 1.0% compared to the same quarter last year. Adjusted EBITDA for the quarter was $9.3 million, a decrease of 12.4% compared to the prior year quarter. Sales of DVDs decreased 6.1% to approximately $112.0 million, and CD revenue increased 2.8% to $111.0 million. Adjusted operating margins decreased from 3.7% in the prior year first quarter to 3.1% in the current year period. Gross profit margins for the first quarter decreased slightly to 17.1% from 17.3%.

Shared Services Segment – The Shared Services segment consists of corporate and shared overhead functions associated with the individual operating segments. The Adjusted EBITDA loss attributed to Shared Services decreased slightly to ($3.9) million from ($4.0) million in the prior year.

Fiscal 2009 First Quarter Conference Call

Source Interlink Companies, Inc. will host a teleconference to discuss its fiscal 2009 first quarter on Thursday, June 5, 2008 at 4:30 p.m. Eastern Time. To access the teleconference, please dial 800-952-4972 (U.S. callers) and 416-641-2140 (Int’l callers), referencing Source Interlink Companies, ten minutes prior to the start time. The teleconference will also be available via live webcast on the Company’s Web site at www.sourceinterlink.com. A slide presentation, titled “Fiscal 2009 First Quarter Financial Presentation,” that corresponds with the financial portion of management’s presentation of 2009 results has been posted on the Company’s Web site. You can find the presentation by going to the Investor Relations homepage and by selecting “Corporate Materials.” A replay of the conference call will be available through Thursday, June 12, 2008. It can be accessed by dialing 800-408-3053 (U.S. callers) or 416-695-5800 (Int’l callers), passcode 3261808. The webcast will also be archived on www.sourceinterlink.com for 30 days.

About Source Interlink Companies, Inc.

Source Interlink Companies, Inc. (NASDAQ: SORC), a media and marketing services company, is one of the largest publishers of magazines and online content for enthusiast audiences and is also a leading distributor of home entertainment products, including DVDs, music CDs, magazines, video games, books, and related items. Source Interlink serves over 100,000 retail store locations throughout North America. Supply chain relationships include consumer goods advertisers, subscribers, movie studios, record labels, magazine and newspaper publishers, confectionary companies and manufacturers of general merchandise.

The Company’s fully integrated businesses and activities include:

•                  Publishing and providing enthusiast media content including television and radio programs, more than 75 magazines, over 100 events, 90 related Web sites and 400 branded products for automobile, marine, equine, outdoor sports, home tech and daytime television

•                  Distribution and fulfillment of entertainment products to major retail chains throughout North America and directly to consumers of entertainment products ordered through the Internet

•                  Import and export of periodicals to more than 100 markets worldwide

•                  Managing product selection and placement of impulse items at checkout counters

•                  Processing and collection of rebate claims and management of point-of-purchase sales data

•                  Design, manufacture and installation of wire fixtures and displays in major retail chains

•                  Licensing of children’s and family-friendly home entertainment products

For more information, please visit the Company’s Web site at http://www.sourceinterlink.com.

This press release contains certain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995, including statements relating to, among other things, future business plans, strategies and financial position, working capital and capital expenditure needs, growth opportunities, and any statements of belief and any statements of assumptions underlying any of the foregoing.

These forward-looking statements reflect Source Interlink’s current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause future events, achievements or results to differ materially from those expressed by the forward-looking statements. Factors that could cause actual results to differ include: (i) adverse trends in advertising spending; (ii) interest rate volatility and the consequences of significantly increased debt obligations (iii) price volatility in fuel, paper and other raw materials used in our businesses; (iv) market acceptance of and continuing retail demand for physical copies of magazines, books, DVDs, CDs and other home entertainment products; (v) our ability to realize additional operating efficiencies, cost savings and other benefits from recent acquisitions, (iii) an evolving market for entertainment media, (vi) the ability to obtain product in sufficient quantities; (vii) adverse changes in general economic or market conditions; (viii) the ability to attract and retain employees; (ix) intense competition in the marketplace and (x) other events and other important factors disclosed previously and from time to time in Source Interlink’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on May 30, 2008.

Source Interlink does not intend to, and disclaims any duty or obligation to, update or revise any forward-looking statements or industry information set forth in this press release to reflect new information, future events or otherwise.

Contacts:
Investors:		Media:
Dean Heine	Denise Roche	Nancy Zakhary
Investor Relations	Brainerd Communicators	Brainerd Communicators
Source Interlink Companies, Inc.	212-986-6667	212-986-6667
239-949-4450	roche@braincomm.com	nancy@braincomm.com
dheine@sourceinterlink.com

SOURCE INTERLINK COMPANIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended April 30,
	2008	2007

Revenues, net:
Distribution	$487,795	$464,751
Advertising	61,633	—
Circulation	30,162	—
Manufacturing	8,629	7,154
Claiming and information	3,762	3,500
Other	22,380	—
Total revenues, net	614,361	475,405
Cost of goods sold	420,222	375,911

Gross profit	194,139	99,494
Distribution, circulation and fulfillment	55,003	25,755
Selling, general and administrative expenses	96,632	58,091
Depreciation and amortization	18,224	6,836
Integration, consolidation and relocation expense	2,707	—
Write-off of capitalized acquisition costs	1,900	—
Impairment of goodwill and intangible assets	270,847	—

Operating (loss) income	(251,174)	8,812

Other expense:
Interest expense	(29,009)	(3,567)
Interest income	158	41
Other (expense) income:	(412)	71

Total other expense	(29,263)	(3,455)

(Loss) income from continuing operations, before income taxes	(280,437)	5,357
Income tax expense	—	(2,143)
Minority interest in income of subsidiary	(405)	—
(Loss) income from continuing operations	(280,842)	3,214
Loss from discontinued operations, net of taxes	—	(1,386)
Net (loss) income	$(280,842)	$1,828

(Loss) earnings per share – Basic
Continuing operations	$(5.37)	$0.06
Discontinued operations	—	(0.02)
Total	$(5.37)	$0.04

(Loss) earnings per share – Diluted
Continuing operations	$(5.37)	$0.06
Discontinued operations	—	(0.03)
Total	$(5.37)	$0.03

Weighted average shares outstanding – Basic	52,321	52,153
Weighted average shares outstanding – Diluted	52,321	52,632

SOURCE INTERLINK COMPANIES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	April 30,	January 31,
	2008	2008
	(unaudited)

Assets
Current assets
Cash	$3,273	$35,650
Trade receivables, net	162,624	183,475
Purchased claims receivable	12,300	14,412
Inventories	301,793	290,507
Deferred tax asset	22,928	23,107
Other	21,032	20,679

Total current assets	523,950	567,830

Property, plants and equipment	157,578	150,612
Less accumulated depreciation and amortization	(49,092)	(42,708)

Net property, plants and equipment	108,486	107,904

Other assets
Goodwill, net	873,826	1,069,835
Intangibles, net	550,634	637,082
Other	51,235	53,354

Total other assets	1,475,695	1,760,271

Total assets	$2,108,131	$2,436,005

SOURCE INTERLINK COMPANIES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	April 30,	January 31,
	2008	2008
	(unaudited)

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, net	$351,939	$372,429
Accrued expenses	102,172	123,973
Deferred revenue	80,768	79,918
Current portion of obligations under capital leases	1,327	1,406
Current maturities of debt	14,520	15,369

Total current liabilities	550,726	593,095

Deferred tax liability	8,573	8,944
Obligations under capital leases	1,514	1,826
Debt, less current maturities	1,355,435	1,359,210
Other	30,693	32,429

Total liabilities	1,946,941	1,995,504

Minority Interest	26,803	25,978

Commitments and contingencies

Stockholders’ equity
Contributed capital:
Preferred stock, $0.01 par (2,000 shares authorized; none issued)	—	—
Common stock, $0.01 par (100,000 shares authorized; 52,321 shares issued and outstanding at April 30, 2008 and January 31, 2008)	523	523
Additional paid-in-capital	475,744	476,099

Total contributed capital	476,267	476,622
Accumulated deficit	(346,501)	(65,659)
Accumulated other comprehensive income	4,621	3,560

Total stockholders’ equity	134,387	414,523

Total liabilities and stockholders’ equity	$2,108,131	$2,436,005